UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

11000 Equity Dr., Suite 300
Houston, TX	77041
(Address of principal executive offices)	(Zip Code)

(281) 999-0047

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Approval of 2013 Annual Incentive Targets

On March 13, 2013, the Compensation Committee of the Board of Directors of Superior Energy Services, Inc. (the “Company”) approved the incentive targets for its 2013 annual incentive bonus program. The parameters of the program provide for minimum, target and maximum cash bonus award levels, as a percentage of salary, based upon the achievement of 80%, 100% and 120% of a pre-tax income target.

Depending on the Company’s financial performance relative to the target, the bonus payout levels, which vary depending on the executive’s position, stated as a percentage of the officer’s annual salary, are as follows:

Position	Minimum	Target	Maximum
	(80% of Target)		(120% of Target)
CEO	60%	120%	240%
CFO	40%	80%	160%
Sr. EVPs	35-37.5%	70-75%	140-150%
EVPs	30-35%	60-70%	120-140%

If the financial performance occurs at a level in between these factors, a sliding scale is used to determine the appropriate payout factor. Assuming a particular officer qualifies for a bonus payout, the ultimate payout can be reduced, but not increased, by a maximum of 15% based on the Company’s overall safety performance for the year.

All executive bonuses are approved by the Compensation Committee prior to payout. The Compensation Committee retains the discretion to adjust any bonus amounts determined under the formulas described above in order to ensure that they are appropriate in light of the particular officer’s performance and the Company’s overall performance, including discretionary adjustments based on non-financial performance related metrics.

Approval of 2012 Annual Incentive Awards

On March 13, 2013, the Compensation Committee reviewed the Company’s 2012 performance and determined that the level of pre-tax income that was required for our executives to earn a minimum payout under the Company’s annual incentive bonus program for 2012 was not achieved. Notwithstanding the results of the program, the Compensation Committee determined that annual bonus awards to our executive officers were warranted after noting several factors, including the following: the Company’s pre-tax income growth on a pro-forma basis in 2012 compared to a pro forma basis in 2011 reviewed by the Compensation Committee in early 2013 was strong relative to our peers; the failure to achieve the target goal was primarily the result of market conditions in the second half of 2012 and not management’s failure to perform (the committee noted that after the first half of the year, the executives were on pace to achieve payouts above target); the 2012 results were only 3% below the threshold payment level; and the threshold level itself was aggressive when set by the Compensation Committee. The Compensation Committee also noted that the Company’s safety performance for 2012 would have resulted in a 5% deduction from any incentive awards that would have been payable under the program. After taking the 5% deduction into account, the Compensation Committee determined to base the annual bonus award on 35% of the target payout level under the 2012 annual incentive bonus program.

The annual bonus awards for 2012 approved by the committee for our named executive officers (as that term is defined in Item 402(a)(3) of Regulation S-K) were as follows:

Named Executive Officer	2012 Annual Bonus Award
David D. Dunlap	$388,500
Chief Executive Officer and President
Robert S. Taylor	$140,000
Chief Financial Officer, Executive Vice President and Treasurer
A. Patrick Bernard	$97,657
Senior Executive Vice President
William B. Masters	$96,688
Executive Vice President and General Counsel

Item 7.01 Regulation FD Disclosure.

On March 13, 2013, the Board of Directors, as part of a comprehensive update of its corporate governance policies, amended and restated the Company’s Corporate Governance Principles to, among other things:

•	implement a majority vote standard for uncontested director elections; and

•	formalize the Board of Director’s policy to give due consideration to the Board’s diversity of membership.

The Company’s Amended and Restated Bylaws provide that directors shall be elected by a plurality of votes cast by stockholders. The Principles now provide that for uncontested director elections (elections where the only nominees are those recommended by the Board of Directors), a director nominee that is elected by a plurality of votes but nonetheless receives more “withheld” votes than “for” votes will promptly tender his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will give its recommendation to the full Board of Directors whether to accept the tendered resignation or take some other action, including rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any event within 120 days following such certification, and will publicly disclose the Board of Director’s decision.

The Principles also recite the Board of Director’s belief that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board of directors. The Principles further make clear that diversity is inclusive of background, experience, gender, race and skills, and that diversity will be an intentional part of the search process by the Board of Directors with respect to director candidates.

The Company’s Corporate Governance Principles are posted on the Company’s website www.superiorenergy.com.

In accordance with General Instruction B.2. of Form 8-K, the information presented in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this Current Report on Form 8-K or any other report or document the Company files with or furnishes to the United States Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ William B. Masters
William B. Masters
Executive Vice President
and General Counsel

Dated: March 19, 2013